EXHIBIT 10.21

KINDRED & AFFILIATES 401(k) PLAN

Amended and Restated Effective

as of

January 1, 2003

(except where otherwise indicated)

i

ii

iii

INTRODUCTION

The Plan was originally effective January 1, 1991 and was last amended and restated effective January 1, 2000 by the Board of Directors of Vencor, Inc., successor by merger to the Hillhaven Corporation and now called Kindred Healthcare, Inc. (the “Sponsoring Employer”), as then known as The Retirement Savings Plan for Certain Employees of Vencor and its Affiliates. The Sponsoring Employer later amended the 2002 restatement of the Plan six times, including, in an amendment effective September 24, 2001, to change the name of the Plan to the Kindred & Affiliates 401(k) Plan.

Effective January 1, 2003, the Employer desires to amend and restate the Plan in its entirety, as herein set forth, in order to provide benefits for certain of its eligible employees and make certain design changes coincident with a change in Plan record keepers.

It is intended that this Plan, together with the Trust Agreement, meet all the pertinent requirements of the Internal Revenue Code of 1986, as amended (“Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted, wherever possible, to comply with the terms of said laws, as amended, and all formal regulations and rulings issued thereunder. It is also intended that this Plan shall be a profit sharing plan under Code Section 401(a).

ARTICLE 1

DEFINITIONS

Section 1.1	Adjustment means the net increases and decreases in the market value of the Trust Fund during a Plan Year or other period exclusive of any contribution or distribution during such year or other period. Such increases and decreases shall include such items as realized or unrealized investment gains and losses and investment income, and may include expenses of administering the Trust Fund and the Plan.

Section 1.2	Beneficiary means any person designated by a Participant to receive such benefits as may become payable hereunder after the death of such Participant, provided, however, that a married Participant may not name as a Beneficiary someone other than the Participant’s spouse unless the spouse consents in writing to such designation, which consent shall be acknowledged by a Plan representative or by a notary public.

Section 1.3	Board means the Board of Directors of the Sponsoring Employer, except as otherwise provided.

Section 1.4	Break(s) in Service means a Plan Year during which an Employee has been credited with fewer than 501 Hours of Service due to termination of employment. Solely to determine whether a Break in Service has occurred, an Employee who is absent from work for maternity or paternity reasons or on a military or Family and Medical Leave Act leave of absence shall receive credit for the Hours of Service which would otherwise have been credited to such Employee but for such absence, or in any case in which Hours of Service cannot be determined, eight Hours of Service per day of such absence. In no event will the number of Hours of Service credited to an Employee pursuant to the immediately preceding sentence exceed 501. For purposes of this Section, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the Plan Year or other applicable computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the next following Plan Year or other applicable computation period.

Section 1.5	Code means the Internal Revenue Code of 1986, as amended.

Section 1.6	Committee means the Retirement Committee provided for in Article 8.

Section 1.7	Company means Kindred Healthcare, Inc. and all of the legal entities which are part of the controlled group or affiliated service group with Kindred Healthcare, Inc. pursuant to the provisions of Code Sections 414(b), (c), (m) or (o).

Section 1.8	Compensation means, for any Plan Year or portion thereof during which an Employee is eligible to participate in this Plan (which shall not include compensation payable for periods after employment terminates, such as severance pay, but shall include vacation time earned but not yet paid as of that last date at work), total compensation paid to an Employee by the Employer that is includible in the Participant’s gross income, including bonuses, commissions and overtime, but excluding (i) reimbursements or other expense allowances, (ii) fringe benefits (cash and noncash), (iii) moving expenses, (iv) deferred compensation, (v) welfare benefits, and (vi) amounts realized from the exercise of a nonqualified stock option (or the lifting of restrictions on restricted stock) or the sale or exchange of stock acquired under a qualified stock option. Despite the exclusions in the preceding sentence, Compensation shall include any amounts deducted pursuant to Code Sections 125 (flexible benefit plans), 402(a)(8) (salary redirection), 402(h)(1)(B) (simplified employee plans), 132(f) (qualified transportation expenses, effective January 1, 1998) and 403(b). Compensation shall be limited to such amount as determined pursuant to Code Section 401(a)(17) ($200,000.00 as of January 1, 2003), as adjusted from time to time.

Section 1.9	Construction. The words and phrases defined in this Article when used in this Plan with an initial capital letter shall have the meanings specified in this Article, unless a different meaning is clearly required by the context. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

Section 1.10	Effective Date means January 1, 1991, the original effective date of the Plan. The effective date of this amended and restated Plan is January 1, 2003, except as otherwise provided.

Section 1.11	Employee means any person whom the Employer classifies as a common law employee of the Employer and who is paid though the normal payroll system of the Employer, which person is also either:

(a)	a member of a collective bargaining unit for which benefits have been the subject of good faith negotiation, unless and until the Company and the collective bargaining unit representative for that unit through the process of good faith bargaining agree in writing for coverage under the Kindred 401(k) Plan;

(b)	working in a facility managed by the Employer pursuant to a management agreement, except to the extent that the management agreement specifies that certain employees will report to and be provided benefits by a member of the Kindred Healthcare, Inc. group of Companies, in which event the specified employee(s) shall be eligible to participate in the Kindred 401(k) Plan rather than this Plan.

The term “Employee” shall exclude any person who is classified on the payroll records of the Employer as “on call” or as a per diem employee. The term “Employee” shall also exclude any person who is a leased Employee.

For purposes of this Section the term “leased employee” shall mean any person who is not an employee of the Employer and who provides services to the Employer if (i) such services are provided pursuant to an agreement between the Employer and any other person (“leasing organization”); (ii) such person has performed such services for the Employer on a substantially full-time basis for a period of at least one year; and (iii) such services are performed under the primary direction and control of the Employer.

Section 1.12	Employer means (i) Kindred Healthcare, Inc. (formerly known as Vencor, Inc.); and (ii) each of the legal entities, or any successor thereto, which participates in the Kindred 401(k) Plan as of January 1, 1997 or which thereafter is a part of the Company and adopts the Kindred 401(k) Plan for its eligible Employees with the consent of the Sponsoring Employer; and (iii) any entity that is managed by the Company pursuant to a management agreement, provided that the entity which provides management services has adopted this Plan for the benefit of its employees (as evidenced as of February 1, 2000 by their name being listed on Appendix B); and which has adopted the Plan for its eligible Employees with the consent of the Sponsoring Employer (as evidenced as of February 1, 2000 by their name being listed on Appendix B); and (vi) the partnerships listed on Appendix B hereto or which thereafter become participating employers pursuant to the procedure in Article 12 hereof. The Sponsoring Employer shall be Kindred Healthcare, Inc. For application of various provisions of the Internal Revenue Code to this Plan, the rules apply to each entity included as an Employer which is a member of a controlled group or a group under common control within the meaning of Code Sections 414(b), (c), (m) or (o). Reference to “an Employer” herein shall refer separately to each such employer group. References to “the Employer” shall apply to all Employers set out above as a group.

Section 1.13	Employer Contributions means Matching Contributions and Profit Sharing Contributions made to the Trust Fund by the Employer. Salary Redirection shall not be included in the term Employer Contribution when used in this Plan.

Section 1.14	Entry Date means the first day of each calendar month.

Section 1.15	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.16	Fiduciary means the Employer, the Trustee, the Committee and any individual, corporation, firm or other entity which assumes, in accordance with Article 8, responsibilities of the Employer, the Trustee or the Committee respecting management of the Plan or the disposition of its assets.

Section 1.17	Former Participant means a Participant whose participation in the Plan has terminated but who has not received payment in full of the balance in his Individual Account to which he is entitled.

Section 1.18	Highly Compensated Employee means any Employee of an Employer who (i) was a five percent owner of the Employer during the current Plan Year or the preceding Plan Year, or (ii) during the preceding Plan Year, received Compensation from an Employer in excess of $80,000 (as such amount may be adjusted from time to time by the Secretary of the Treasury) and, was in the top-paid group of employees for such Plan Year.

The determination of who is a Highly Compensated Employee, including the determination of the number and identity of employees in the top-paid group and the Compensation that is considered, shall be made in accordance with Code Section 414(q) and the regulations thereunder, taking into account, when appropriate, Code Section 410(b)(6)(C)’s acquisition transition rule which allows exclusion of certain Employees from consideration. The determination of Highly Compensated Employees shall be determined on an aggregate basis for each Employer that is treated as a controlled group under Code Sections 414(b), (c), (m) and (o), except as otherwise provided in applicable Treasury Regulations.

Section 1.19	Hour of Service means any hour for which an Employee is paid or entitled to payment by an Employer during the Plan Year or other applicable computation period (1) for the performance of duties for an Employer; (2) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated); and (3) as a result of a back pay award which has been agreed to or made by an Employer, irrespective of mitigation of damages, to the extent that such hour has not been previously credited under item (1) or item (2) preceding.

(a)	The number of Hours of Service to be credited on account of a period of time during which no duties are performed (including hours resulting form a back pay award) shall be determined as follows. If the payment which is made or due is calculated on the basis of units of time, the number of Hours of Service to be credited shall be the number of regularly scheduled working hours included in the units of time on the basis of which the payment is calculated; if an Employee does not have a regular work schedule, the number of Hours of Service to be credited shall be calculated on the basis of an eight hour work day. If the payment which is made or due is not calculated on the basis of units of time, the number of Hours of Service to be credited shall be calculated by dividing the amount of the payment by the Employee’s most recent hourly rate of compensation before the period during which no duties were performed, determined as follows:

(1)	If the Employee’s compensation is determined on the basis of an hourly rate, such hourly rate shall be the Employee’s most recent hourly rate of compensation.

(2)	If the Employee’s compensation is determined on the basis of a fixed rate for a specified period of time other than hours, his hourly rate of compensation shall be his most recent rate of compensation for the specified period of time, divided by the number of hours regularly scheduled for the performance of duties during such period of time; if an Employee does not have a regular work schedule, his hourly rate of compensation shall be calculated on the basis of an eight hour work day.

(3)	If the Employee’s compensation is not determined on the basis of a fixed rate for a specified period of time, his hourly rate of compensation shall be the lowest hourly rate of compensation paid to Employees in his job classification, or, if no Employees in his job classification have an hourly rate of compensation, the minimum wage in effect under Section 6(a)(1) of the Fair Labor Standard Act of 1938, as amended.

(b)	In no event shall the application of the terms of Section 1.19(a) result in crediting an Employee with a number of Hours of Service during the period which is greater than the number of hours regularly scheduled for the performance of duties. If an Employee has no regular work schedule, the number of Hours of Service to be credited to him shall not exceed the number which would be credited calculated on the basis of an eight hour work day.

(c)	No Employee shall be credited with more than 501 Hours of Service as a result of the application of Section 1.19(a) for any single continuous period during which he performs no duties, regardless of whether such period extends beyond one Plan Year or other applicable computation period.

(d)	The Plan Year or other applicable computation period to which Hours of Service shall be credited shall be determined as follows:

(1)	Except as hereinafter provided, Hours of Service credited in accordance with item (1) of the first paragraph of this Section shall be credited in the Plan Year or other applicable computation period in which the duties were performed.

(2)	Except as hereinafter provided, Hours of Service credited in accordance with item (2) of the first paragraph of this Section shall be credited: if calculated on the basis of units of time, to the Plan Year or Plan Years or other applicable computation periods in which the period during which no duties are performed occurs, beginning with the first unit of time to which the payment relates; otherwise to the Plan Year or other applicable computation period in which the period during which no duties are performed occurs, provided that if the period during which no duties are performed extends beyond one (1) Plan Year or other applicable computation period, such Hours of Service shall be allocated between not more than the first two (2) Plan Years or other applicable computation periods on any reasonable basis consistently applied.

(3)	Except as hereinafter provided, Hours of Service credited in accordance with item (3) of the first paragraph of this Section shall be credited to the Plan Year or other applicable computation period to which the award or agreement for back pay pertains rather than to the Plan Year or other applicable computation period in which the award, agreement, or payment is made.

(4)	Hours of Service to be credited to an Employee in connection with a period of no more than 31 days which extends beyond one Plan Year or other applicable computation period may be credited to the first or the second Plan Year or other applicable computation period, provided that such crediting is done on a reasonable and nondiscriminatory basis.

(e)	Nothing in this Section shall be construed to alter, amend, modify, invalidate, impair or supersede any law of the United States or any rule or regulation issued under any such law, including but not limited to laws regarding eligibility and benefit accrual during and after a military leave of absence. The nature and extent of any credit for Hours of Service under this Section shall be determined under such law including Department of Labor regulation Section 2530.200b-2.

Section 1.20	Individual Account means the detailed record kept of the amounts credited or charged to each Participant in accordance with the terms hereof. Such Individual Account is comprised of the following accounts: a Profit Sharing Contribution Account, a Salary Redirection Account, a Matching Contribution Account, a Rollover Account, if applicable, a Prior Plan Salary Redirection Account, if applicable, and a Prior Plan Employer Contribution Account, if applicable.

Section 1.21	Investment Fund means an investment fund established pursuant to Section 4.2.

Section 1.22	Kindred 401(k) Plan means the Kindred 401(k) Plan as amended from time to time.

Section 1.23	Limitation Year means the 12 month period beginning on January 1 and ending on December 31.

Section 1.24	Matching Contribution Account means that portion of a Participant’s Individual Account attributable to (i) Matching Contributions allocated to such Participant pursuant to Section 3.3 and (ii) the Participant’s proportionate share, attributable to his Matching Contribution Account, of the Adjustments, reduced by any distributions from such Account.

Section 1.25	Matching Contributions means contributions made to the Trust Fund by the Employer pursuant to Section 3.3.

Section 1.26	Non-Highly Compensated Employee means, for any Plan Year, a Participant who is not a Highly Compensated Employee.

Section 1.27	Normal Retirement Date means the first day of the month coincident with or next following the Participant’s 60th birthday.

Section 1.28	Participant means any Employee who becomes a Participant as provided in Article 2 hereof.

Section 1.29	Plan means this Kindred & Affiliates 401(k) Plan.

Section 1.30	Plan Year means the 12 month period beginning on January 1 and ending on December 31.

Section 1.31	Prior Plan means the plan of any Employer, the assets of which are merged, in whole or in part, with the Trust Fund.

Section 1.32	Prior Plan Employer Contribution Account means that portion of a Participant’s Individual Account attributable to (i) any employer contributions and accumulated earnings allocated to such Participant under the terms of a plan which has been merged into this Plan, and (ii) the Participant’s proportionate share attributable to his Prior Plan Employer Contribution Account, of the Adjustments, reduced by any distributions from such Account.

Section 1.33	Prior Plan Salary Redirection Account means that portion of a Participant’s Individual Account attributable to (i) any pretax deferrals and accumulated earnings allocated to such Participant under the terms of a plan which has been merged into this Plan and (ii) the Participant’s proportionate share attributable to his Prior Plan Salary Redirection Account, of the Adjustments, reduced by any distributions from such Account.

Section 1.34	Profit Sharing Contribution Account means that portion of a Participant’s Individual Account attributable to (i) Profit Sharing Contributions allocated to such Participant pursuant to Section 3.4, and (ii) the Participant’s proportionate share attributable to his Profit Sharing Contribution Account, of the Adjustments, reduced by any distributions from such Account.

Section 1.35	Profit Sharing Contributions mean contributions made to the Trust Fund by the Employer pursuant to Section 3.4.

Section 1.36	Salary Redirection means contributions made to the Trust Fund by the Employer pursuant to Section 3.1, and, where appropriate, the Catch-Up Contributions allowed by Section 3.2

Section 1.37	Salary Redirection Account means that portion of a Participant’s Individual Account attributable to (i) Salary Redirection amounts made on his behalf pursuant to Section 3.1 and Catch-Up Contributions made pursuant to Section 3.2, and (ii) the Participant’s proportionate share, attributable to his Salary Redirection Account, of the Adjustments, reduced by any distributions or withdrawals from such Account.

Section 1.38	Service shall be accumulated as follows: (1) prior to January 1, 1997, a year of Service shall be credited for each 12 month period of service from the Employee’s date of hire, subject to the rules and limitations set forth in this Plan prior to this restatement, (2) for the service year of an Employee which ends in calendar year 1997, one year of Service shall be credited, and (3) after January 1, 1997, a year of Service shall be credited for each Plan Year during which a Participant has been credited with 1,000 or more Hours of Service for the Company or an Employer (whether before or after participation begins) subject to the following:

(a)	Years of Service for periods beginning after January 1, 1997 prior to the date an Employee attains age 18 shall not be taken into account in determining that a Participant’s vesting percentage pursuant to Section 5.5.

(b)	Service for periods beginning after January 1, 1997 shall include periods of employment with any entity acquired by the Company or an Employer, or any entity which operates a facility acquired by the Company or an Employer, provided that no Employee shall receive credit for more than seven years of Service as a result of periods of employment with said entity and provided that said entity is either listed on Appendix “A” or maintained a plan that has been merged with this Plan. If the entity’s records are inadequate to determine Hours of Service for years of employment with the entity, Service will be credited (subject to the seven year limitation) from the Employee’s most recent date of hire with the acquired entity, rounded to the nearest whole year.

(c)	Years of Service for periods beginning after January 1, 1997 prior to a Break in Service shall not be taken into account until such time as the Employee has completed a year of Service after he returns to the employ of the Employer.

(d)	Effective January 1, 1997, if the Employee was 0% vested in his Employer-provided benefit at termination of service (e.g. his Matching or Profit Sharing Account), and the Employee incurs consecutive Breaks in Service equal to or in excess of the greater of (i) five, or (ii) the Employee’s Service prior to the Break in Service, the Employee’s Service prior to the Breaks in Service will be disregarded for vesting upon rehire. However, if a Participant was more than 0% vested in any Employer contributions prior to termination, all years of Service, even prior to termination, must be counted for vesting after rehire.

(e)	Years of Service accumulated after rehire where there were five or more consecutive Breaks in Service between termination and rehire, shall not be taken into account in determining the vesting percentage of a rehired Participant pursuant to Section 5.5(g) and (h) with respect to the Individual Account of a Participant derived from Employer Contributions that is accumulated from contributions made before the rehire date. However, years of Service accumulated before a termination must be counted for vesting toward post-rehire Employer contributions, if the Participant had any percentage vested in Employer Contributions prior to the termination.

(f)	Service with a predecessor employer will be credited to an employee as Service for the Employer as required pursuant to Code Section 414(a). For purposes of this Subsection, a predecessor employer is an employer who sponsored a plan qualified under Code Section 401(a) which is maintained by the Employer.

(g)	An Employee shall be credited with a year of Service for each 12 month period of service prior to December 31, 1997 from the Employee’s most recent date of hire with Convalescent Pharmaceutical Services, Inc. or any other employer participating in the CKP Savings and Retirement Plan at the time some of its assets were merged into this Plan, or with Nationwide Care, Inc., for purposes of eligibility under Section 2.1 and vesting under Section 5.5 provided that no Employee shall be credited with more than five Years of Service under this Paragraph 1.38(g). For purposes of this Section 1.38(g), if an Employee transferred employment from a partner of a partnership employer participating in the CKP Savings and Retirement Plan to that partnership, his most recent date of hire shall be his most recent date of hire with the partner.

Section 1.39	Total and Permanent Disability or Totally and Permanently Disabled means a physical or mental condition arising after the original date of employment of the Participant which is expected to totally and permanently prevent him from substantially performing his usual duties with the Employer or from performing like duties for which he is reasonably qualified based upon education, experience and abilities. The determination by the Committee as to whether a Participant is totally and permanently disabled shall be made (i) on medical evidence by a licensed physician designated by the Committee, (ii) on evidence that the Participant is eligible for disability benefits under any long-term disability plan sponsored by the Employer, or (iii) on evidence that the Participant is eligible for disability benefits under the Social Security Act in effect at the date of disability.

Section 1.40	Trust Agreement means the agreement entered into between the Sponsoring Employer and the Trustee pursuant to Article 7 hereof.

Section 1.41	Trust Fund means the trust fund created in accordance with Article 7 hereof.

Section 1.42	Trustee means such individual or corporation as shall be designated in the Trust Agreement to hold in trust any assets of the plan for the purpose of providing benefits under the Plan, and shall include any successor trustee designated thereunder.

Section 1.43	Valuation Date means each date on which the U.S. securities trading markets are open. As of each Valuation Date the Trust Fund shall be valued at fair market value.

ARTICLE 2

PARTICIPATION

Section 2.1	Eligibility Requirements

(a)	Any Employee who is an Employee (whether or not Service from date of hire was continuous) 12 months following the first date on which the Employee logged an Hour of Service, shall be eligible as of the next Entry Date for the Matching and Profit Sharing Contributions allowed by Sections 3.3 and 3.4 of the Plan, provided, however, that an Employee who does not meet these rules shall nonetheless be eligible no later than the Entry Date coincident with or next following the completion of 1000 Hours of Service in a 12 consecutive month period. Thereafter, the period shall be the Plan Year in which occurs the anniversary of the date the Employee completes his first Hour of Service.

(b)	An Employee shall be eligible to make Salary Redirection Contributions in accordance with Section 3.1 on the 1st day of the calendar month next following or coinciding with or the one month anniversary of the date the Employee first logged an Hour of Service.

(c)	Employees who are members of a collective bargaining unit shall not be eligible to participate in this Plan unless the applicable collective bargaining agreement provides otherwise, and then only with respect to the types of contributions and under the terms required by that agreement (i.e., if an applicable collective bargaining agreement provides for participation only in elective deferrals, the Employees in that unit will not be (or will cease to be) eligible to share in the allocation of matching contributions.

Section 2.2	Plan Binding

Upon becoming a Participant, a Participant shall be bound then and thereafter by the terms of this Plan and the Trust Agreement, including all amendments to the Plan and the Trust Agreement made in the manner herein authorized.

Section 2.3	Reemployment and Transfers

(a)	Change in Status. For purposes of this Section, in the event that an employee of the Company is excluded from Participation due to classification as per diem or “on call” employee, becomes an Employee as defined in Section 1.11 because of a change in employment status, all periods of service while an employee of the Employer, shall be counted for purposes of determining eligibility to participate in the Plan, with such administratively reasonable time as might be required after such change in status to allow enrollment for purposes of Salary Reduction

Contributions, and he shall be eligible to participate in the Plan after he has met the requirements of Section 2.1(a), calculated from his original date of hire.

(b)	Termination. Termination of employment shall be deemed to occur when an Employee has an interruption in continuity of his employment by the Employer but not upon a change in status that causes the Employee to no longer be an Employee hereunder (to which situation subsection (f) below shall apply). Such termination may have resulted from retirement, death, voluntary or involuntary termination of employment, unauthorized absence, or by failure to return to active employment with the Employer or to retire by the date on which an authorized leave of absence expired.

(c)	Re-employment—not a Former Participant. If an Employee who was not eligible to become a Participant in the Plan during his prior period of employment is re-employed, he shall be eligible to participate in the Plan after he has met the requirements of Section 2.1(a), calculated from his original date of hire.

(d)	Re-employment of a Former Participant. If an Employee who was a Participant in the Plan during his prior period of employment (or who had met the service requirements of Sections 2.1(a) or (b) but did not remain employed until the applicable Entry Date) is reemployed, he shall be eligible to again become a Participant as of the Entry Date first following his date of rehire.

(e)	Transfer Among Entities. If an Employee transfers employment from an entity that would be an Employer if it adopted this Plan for the benefit of its employees or from an entity which participates in the Kindred 401(k) Plan to the Employer (for purposes of this Section, an “Affiliate”), the Employee shall become a Participant under this Plan as of the date of transfer of employment to the Employer, provided he has been employed by the Affiliate, as of the date of transfer of employment, for the period required in Sections 2.1(a) or (b), calculated from his original date of hire with the Affiliate. If the Employee who transfers employment from an Affiliate to the Employer has not been employed, as of the date of transfer of employment, for the period required in Sections 2.1(a) or (b), he shall become a Participant under this Plan upon meeting the eligibility requirements of Sections 2.1(a) or (b), counting all past Service with the Affiliate for that purpose. In all events, this Plan shall be construed so as not to allow simultaneous participation herein and in the Kindred 401(k) Plan.

(f)	Inactive Participant Accounts. The Individual Account in this Plan of a Participant who transfers to or from an Affiliate or ceases to be an Employee hereunder shall remain in this Plan and be eligible for the same Investment Funds as an active Participant. No distribution shall be made of an Individual Account (other than on account of hardship, as allowed for an in-service withdrawal) until and unless the former Employee has terminated service with all Affiliates.

Section 2.4	Beneficiary Designation

Upon commencing participation, each Participant shall designate a Beneficiary on forms furnished by the Committee. Such Participant may then from time to time change his Beneficiary designation by written notice to the Committee and, upon such change, the rights of all previously designated Beneficiaries to receive any benefits under this Plan shall cease. A married Participant may not name as a Beneficiary someone other than the Participant’s spouse unless the spouse consents in writing to such other designation, which consent shall be acknowledged by a Plan representative or by a notary public. The consent of the spouse must be limited to a specific Beneficiary and must be obtained each time the Beneficiary is changed. If, at the time of a Participant’s death while benefits are still outstanding, his named Beneficiary does not survive him, the benefits shall be paid to his named contingent Beneficiary. If a deceased Participant is not survived by either a named Beneficiary or contingent Beneficiary (or if no Beneficiary was effectively named), the benefits shall be paid in a single sum to the person or in equal parts to the persons in the first of the following classes of successive preference beneficiaries then surviving: the Participant’s (i) surviving spouse, unless the spouse disclaims the benefit, (ii) natural and adopted children, (iii) parents, (iv) brothers and sisters, (v) estate. If the Beneficiary or contingent Beneficiary is living at the death of the Participant, but such person dies prior to receiving the entire death benefit, the remaining portion of such death benefits shall be paid in a single sum to the estate of such deceased Beneficiary or contingent Beneficiary.

Section 2.5	Notification of Individual Account Balance

After the end of each calendar quarter, or more frequently as determined by the Committee, the Committee shall notify each Participant of the amount of his share in the Adjustments and Contributions for the period just completed, and the new balance of his Individual Account.

ARTICLE 3

CONTRIBUTIONS

Section 3.1	Salary Redirection

Each Participant may elect to have Salary Redirection and Catch-Up Contributions made on his behalf by agreeing to salary reduction contributions from cash wages payable via an identity-secure telephonic or internet enrollment system (or in writing, if the telephonic or internet systems are impracticable) (“IVR”), and Salary Redirection shall begin as soon as administratively practicable (but in most cases, no sooner than the first pay period in the week following the election) after the reduction election is made. A new Participant in this Plan who was, immediately prior to becoming an Employee, a Participant in the Kindred 401(k) Plan shall be deemed to have made a salary reduction agreement for this Plan in the same amount as was in effect for that other plan, unless and until the Participant changes his salary reduction agreement by the IVR, subject to the enrollment deadline.

(a)	Salary Redirection each payroll period must equal a whole percentage from 1% to 30% of a Participant’s cash compensation, plus a fixed dollar amount for Catch-Up Contributions to be deducted from regular paychecks only (not bonus or commission checks). Salary Redirection percentages may be limited by the Committee to a lower percentage of pay for Highly Compensated Employees in accordance with Section 3.1(c). Salary Redirection shall begin, be increased or revoked as soon as practicable after a Participant has entered into or changed his salary reduction agreement via IVR. In the event a Participant does not so elect when initially eligible, he may subsequently elect to have Salary Redirection made on his behalf at any time effective for as soon as practicable after the Participant has entered into a salary reduction agreement via IVR.

(b)	The Employer shall pay to the Trustee any Salary Redirection and Catch-Up Contributions made on behalf of any Participant as soon as practicable following the end of each regular pay period.

(c)	The Employer may amend, to the extent it deems appropriate, a Participant’s salary reduction Agreement for any Plan Year or portion thereof if the Employer determines that such amendment is necessary to ensure that a Participant’s Annual Additions for any Plan Year might exceed the limitations of Sections 3.6, 3.7, 3.8 or 11.5 the requirements of Code Sections 401(k) or (m) or such other requirements prescribed by law.

(d)	In the event the Employer fails to withhold Participant Salary Redirection Contributions and Catch-Up Contributions pursuant to a Salary Redirection election in effect for a Participant for a payroll period, the

Participant shall be considered to have revoked his Salary Redirection election on the 30th day after the pay date on which the Salary Redirection election was first not honored. Such revocation shall not be considered to be retroactive. The Company shall take such steps as it deems advisable to correct the failure to withhold and make Salary Redirection contributions for a Participant for the period prior to the effective date of the revocation.

Section 3.2	Catch-Up Contributions

All Employees who are eligible to make Salary Redirection Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Participants will designate the portion of their Salary Redirection Contributions as a Catch-Up Contribution, but the actual requirements of Code Section 414(v) shall control what portion of such contributions need not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code as Catch-Up Contributions. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of amounts determined at Plan Year end to be Catch-Up Contributions because they otherwise exceed the Code Section 402(g) or 415 limits or the Plan’s limit (if any) on Salary Redirection.

Section 3.3	Matching Contributions

(a)	As of the end of each calendar quarter, the Employer shall make a Matching Contribution to the Trust Fund on behalf of eligible Participants. If Matching Contributions are made prior to the end of a calendar quarter, they shall nonetheless be left unallocated until the quarter ends. Matching contributions will be equal to the “applicable percentage” of the eligible Participant’s Net Eligible Salary Redirection. The contribution rate for Employees covered by a collective bargaining agreement (if any) shall be in accordance with the collective bargaining agreement.

(b)	Net Eligible Salary Redirection means Salary Redirection (but not amounts the Participant has designated as a Catch-Up Contribution) of up to 4% of Compensation, during the period since the last preceding calendar-quarter end, which Salary Redirection has not been withdrawn since the preceding calendar-quarter end. For purposes of calculating net eligible Salary Redirection, withdrawals shall be deemed to have been made from the earliest Salary Redirection not yet withdrawn. Any Matching Contribution shall be allocated to the Matching Contribution Account of each eligible Participant.

(c)	For purposes of this Section, the term “eligible Participant” shall mean a Participant who is either (i) actively employed by the Employer or an employer which participates in the Kindred 401(k) Plan (even if not still an “Employee”) as of the end of each calendar quarter, or (ii) died since the end of the preceding calendar quarter, or (iii) retired or became disabled pursuant to Sections 5.1, 5.2, or 5.4 since end of the preceding calendar quarter, or (iv) on a Family and Medical Leave Act leave of absence at the end of the calendar quarter.

(d)	The “applicable percentage” for each calendar quarter shall be determined based on the number of the Participant’s completed years of Service as of March 31 of the Plan Year in which the last day of the quarter occurs, as follows:

Years of Service as of March 31 of Plan Year	Percentage of net eligible Salary Redirection Contributions up to first 4% of Compensation
At least 1, but less than 2	12 1/2%
At least 2, but less than 3	25%
At least 3, but less than 4	37 1/2%
4 or more	50%

(e)	Each Matching Contribution level under Section 3.3(d) above must benefit a group of Participants that satisfies Code Section 410(b) minimum coverage requirements (without regard to the average benefit percentage test of Treasury Regulation Section 1.410(b)-5) for each Plan Year, as required by Treasury Regulation Section 1.401(a)(4)-4. If the Administrator determines that such minimum coverage requirement of Code Section 410(b) is not initially satisfied for one of the Matching Contribution levels for a Plan Year, the following rules shall apply:

(i)	the Administrator shall establish a list of Non-Highly Compensated Employee Participants who do not have the necessary completed Years of Service to be eligible for the level of Matching Contribution that does not meet the coverage requirement;

(ii)	the Administrator shall designate the Non-Highly Compensated Employee Participant from among the group identified in (i) above with the highest number of Years of Service as of March 31 of the Plan Year as eligible for that Matching Contribution level (if more than one Participant meets that condition, only the Participant with the earliest hire date shall be considered so eligible), and

(iii)	if the minimum coverage requirement is still not satisfied, step (ii) is repeated so that the Participant with the next highest number of Years of Service (or earliest hire date) shall be designated as eligible for that level of Matching Contribution, and so on until the minimum coverage requirement is satisfied.

Section 3.4	Profit Sharing Contributions

As of the last day of each Plan Year, the Employer may make a Profit Sharing Contribution to the Trust Fund. Any such Profit Sharing Contribution shall be allocated to the Profit Sharing Contribution Account of each Participant who (i) has satisfied the eligibility requirements of Section 2.1(a) (without regard to whether the Participant has made an election pursuant to Section 3.1), (ii) is actively employed by the Company on said date and in a class which is included in the definition of “Employee,” and (iii) has been credited with at least 1,000 Hours of Service during the Plan Year. Any such Profit Sharing Contribution shall also be allocated to the Profit Sharing Account of each Former Participant (i) who died since the end of the preceding Plan Year, or (ii) who retired or became disabled pursuant to Sections 5.1, 5.2, or 5.4 since the end of the preceding Plan Year, (iii) who is on a Family and Medical Leave Act leave of absence on the last day of the Plan Year. Any such Profit Sharing Contributions shall be allocated to the Profit Sharing Contribution Accounts of the Participants described in the two immediately preceding sentences in the proportion that each such Participant’s Compensation during the Plan Year bears to the total Compensation of all such Participants and Former Participants during such Plan Year.

Section 3.5	Rollover Contributions

The Trustee may accept Rollover Contributions and “assets transferred from other qualified plans” as follows:

(a)	The transferred assets shall be credited as soon as practicable to the Rollover Account of the Employee (without regard to whether than Employee is then eligible for other contributions in accordance with Article 2; in the remainder of this Section, referred to as a “Participant”) with respect to whom they were transferred and invested in accordance with the Participant’s election.

(b)	The Participant’s Rollover Account, including any contributions collected but not yet credited, shall be 100% vested and nonforfeitable and the amounts held in the Participant’s Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may not be withdrawn by, or distributed to, the Participant with respect to whom the transfer was made, in whole or in part, except as otherwise provided in this Plan.

(c)	As used in this Section, the term “Rollover Contributions” and “assets transferred from other qualified plans” shall mean contributions made to the Plan by a Participant as described in Code Sections 402(c), 403(a)(4),

403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) which are transferred by the Participant to this Plan within 60 days following his receipt thereof or directly by the prior plan trustee. Before authorizing a transfer to a Rollover Account, the Administrator may require the Employee to furnish satisfactory evidence that the proposed transfer meets the requirements of this Section.

(d)	The Plan will accept Rollover Contributions and/or direct rollovers of distributions in cash only (no loans or securities in kind) from (i) a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions; (ii) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions; (iii) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, and (iv) the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

(e)	For purposes of Section 5.7(a) of the Plan, the value of a Participant’s vested Individual Account shall be determined without regard to that portion of the Account balance that is attributable to Rollover Contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s vested Individual Account as so determined is $5,000 or less, the Plan Administrator may distribute the Participant’s entire nonforfeitable Account balance without consent in accordance with the Plan’s terms.

Section 3.6	Nondiscrimination Test for Salary Redirection

(a)	Periodically as determined by the Committee, the Employer shall check the actual deferral percentages against the tests identified below.

(b)	The term “eligible Participants,” for purposes of this Section shall mean all Participants under this Plan who are eligible to make Salary Redirection contributions during the Plan Year for which the tests are being made.

(c)	The term “actual deferral percentage,” means the average of the percentages (calculated separately for each eligible Participant) of Salary Redirection and Qualified Nonelective Contributions on behalf of each eligible Participant divided by the compensation of the eligible Participant.

(d)	The term “compensation” for purposes of this Section shall include Compensation is defined in Treasury Regulations §1.414(s)-1T(c)(1) and (2) as modified by Treasury Regulation §1.414(s)-1T(c)(4), applied uniformly to all employees for any Plan Year or portion thereof during which they are eligible to participate. Compensation for purposes of this Section shall be limited pursuant to Code Section 401(a)(17).

(e)	Only one of the following two tests need be satisfied not to have a reduction in Salary Redirection.

Test I-	The actual deferral percentage for the current Plan Year of the group of Highly Compensated Employees is not more than the actual deferral percentage for the preceding Plan Year of all Non-Highly Compensated Employees, multiplied by 1.25.

Test II-	The excess of the actual deferral percentage for the current Plan Year of the group of Highly Compensate Employees over the actual deferral percentage for the preceding Plan Year of all Non-Highly Compensated Employees is not more than two percentage points, and the actual deferral percentage for the current Plan Year of the group of Highly Compensated Employees is not more than the actual deferral percentage for the preceding Plan Year of all Non-Highly Compensated Employees, multiplied by two.

Notwithstanding the above, the Sponsoring Employer may elect to perform the tests using the Average Actual Deferral Percentage for the current Plan Year for Participants who are Non-Highly Compensated Employees for the current Plan Year rather than using prior Plan Year data, provided that if such election is made for the 2001 or a later Plan Year, the test must continue to be performed based on current Plan Year data until the election is changed in a manner prescribed by the Secretary of the Treasury. Unless the Sponsoring Employer elects to use current Plan Year data, the Participants taken into account in determining the prior Plan Year’s Average Actual Deferral Percentage for Non-Highly Compensated Employees are those individuals who were Non-Highly Compensated Employees during the preceding Plan Year, without regard to the Participants’ status during the current Plan Year (i.e., a Participant who was a Non-Highly Compensated Employee for the preceding Plan Year is included in the calculation as a Non-Highly Compensated Employee even if the Participant is no longer employed by the Employer or has become a Highly Compensated Employee for the current Plan Year).

For purposes of these tests, the actual deferral percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Salary Redirection allocated to his accounts under two or more arrangements described in Code Section 401(k) that are maintained by the Company, shall be determined as if such Salary Redirection were made under a single arrangement.

(f)	If neither Test I nor Test II is initially satisfied for any Plan Year, the Plan shall nevertheless be deemed to comply with the requirements of Code Section 401(k)(3)(A)(ii) for such Plan Year if, before the last day of the following Plan Year, the amount of any excess contribution (and any income thereon) is distributed to Participants who are Highly Compensated Employees. The amount to be returned shall be determined as follows:

(i)	Calculate the dollar amount that would be returned to each Highly Compensated Employee if the Average Deferral Percentage of Highly Compensated Employees were reduced by returning Salary Redirection contributions to such Participants, beginning with those Highly Compensated Employees’ with the highest Actual Deferral Percentage and only to the extent necessary to meet either test above.

(ii)	Determine the total of the dollar amounts calculated in Step (i), and return that amount to Highly Compensated Employees in accordance with Steps (iii) and (iv) below by distributing Salary Redirection contributions as Excess Contributions. Excess Contributions, adjusted for any income or loss allocable thereto, may be distributed before the end of the following Plan Year to Participants on whose behalf such Excess Contributions were made for such preceding Plan Year. Excess Contributions shall be adjusted for income or loss, and the income or loss allocable to Excess Contributions shall be determined by multiplying the income or loss allocable to the Participant’s Salary Redirection contributions for the Plan Year by a fraction, the numerator of which is the Excess Contribution on behalf of the Participant for the preceding Plan Year and the denominator of which is the value of the Participant’s Salary Redirection Account on the last day of the preceding Plan Year.

(iii)	Reduce the Salary Redirection contributions of the Highly Compensated Employee with the highest dollar amount of Salary Redirection contributions by the amount required to cause that Highly Compensated Employee’s Salary Redirection contributions to equal the dollar amount of the Salary Redirection contributions of the Highly Compensated Employee with the next highest dollar amount of Salary Redirection Contributions. However, if a lesser reduction would equal the total remaining excess contributions to be distributed, the lesser reduction amount is distributed.

(iv)	If the total amount distributed is less than the total excess contributions from Step (ii), Step (iii) is repeated.

If it is necessary to reduce the matched Salary Redirection, the Participant shall nevertheless receive from the Plan a distribution equal to the vested portion of the Employer Matching Contribution plus any income thereon that would have been allocated to him had such reduction in contribution not been necessary. Any remaining portion of the Matching Contribution shall be forfeited in accordance with the provisions of Section 5.5.

Section 3.7	Nondiscrimination Test for Other Contributions

(a)	Periodically as determined by the Committee, the Employer shall check the actual contribution percentages against the tests identified below.

(b)	The term “eligible Participants,” for purposes of this Section, shall mean all Participants under this Plan who are eligible to make Salary Redirection contributions, and receive Matching Contributions during the Plan Year for which the tests are being made.

(c)	The term “actual contribution percentage,” means the average of the following percentages (calculated separately for each eligible Participant): Matching Contributions (and Salary Redirection to the extent elected by the Employer and permitted by Regulations under Code Section 401(m)) on behalf of each eligible Participant divided by compensation of the eligible Participant.

(d)	The term “compensation” for purposes of this Section shall include compensation as defined in Treasury Regulations §1.414(s)-1T(c)(1) and (2) as modified by Treasury Regulation §1.414(s)-1T(c)(4), applied uniformly to all employees for any plan year or portion thereof during which they are eligible to participate. Compensation for purposes of this Section shall be limited pursuant to Code Section 401(a)(17).

(e)	Only one of the following two test need be satisfied not to have a reduction in contribution tested pursuant to this Section.

Test I -	The actual contribution percentage for the current Plan Year of the group of Highly Compensated Employees is not more than the actual contribution percentage for the preceding Plan Year of all Non-Highly Compensated Employees, multiplied by 1.25.

Test II -	The excess of the actual contribution percentage for the current Plan Year of the group of Highly Compensated Employees over the actual contribution percentage for the preceding Plan Year of all Non-Highly Compensated Employees is not more than two percentage points, and the actual contribution percentage for the current Plan Year of the group of Highly Compensated Employees is not more than the actual contribution percentage for the preceding Plan Year of all Non-Highly Compensated Employees, multiplied by two.

Notwithstanding the above, the Sponsoring Employer may elect to perform the tests using the Average Contribution Percentage for the current Plan Year for Participants who are Non-Highly Compensated Employees for the current Plan Year rather than using prior Plan Year data, provided that if such election is made for the 2001 or a later Plan Year, the test must continue to be performed based on current Plan Year data until the election is changed in a manner prescribed by the Secretary of the Treasury. Unless the Sponsoring Employer elects to use current Plan Year data, the Participants taken into account in determining the prior Plan Year’s Average Contribution Percentage for Non-Highly Compensated Employees are those individuals who were Non-Highly Compensated Employees during the preceding Plan Year, without regard to the Participants’ status during the current Plan Year (i.e., a Participant who was a Non-Highly Compensated Employee for the preceding Plan Year is included in the calculation as a Non-Highly Compensated Employee even if the Participant is no longer employed by the Employer or has become a Highly Compensated Employee for the current Plan Year).

For purposes of these tests, the actual contribution percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Matching Contributions allocated to his accounts under two or more arrangements described in Code Section 401(k) that are maintained by the Company, shall be determined as if such Matching Contributions were made under a single arrangement.

(f)	If neither Test I nor Test II is initially satisfied for any Plan Year, the Plan shall nevertheless be deemed to comply with the requirements of Code Section 401(m) for such Plan Year if, before the last day of the following Plan Year, the amount of any excess contribution (and any income thereon) is distributed to Participants who are Highly Compensated Employees or if forfeitable, is forfeited. The amount to be reduced shall be determined as follows:

(i)	Calculate the dollar amount by which each Highly Compensated Employee’s Employer Matching contributions must be reduced to pass wither test, beginning with those Highly Compensated Employees with the highest Contribution Percentage and only to the extent necessary to meet either test above.

(ii)	Determine the total of the dollar amounts calculated in Step (i), and reduce Highly Compensated Employees’ Employer Matching contributions in accordance with Steps (iii) and (iv) below.

(iii)	Reduce the Employer Matching contributions of the Highly Compensated Employee with the highest dollar amount of Employer Matching contributions by the amount required to cause that Highly Compensated Employee’s Employer Matching contributions to equal the dollar amount of the Employer Matching contributions of the Highly Compensated Employee with the next highest dollar amount of Employer Matching contributions. However, if a lesser reduction would equal the total remaining excess contributions to be distributed, the lesser reduction amount is distributed.

(iv)	If the total amount distributed is less than the total excess contributions from Step (ii), Step (iii) is repeated.

If it is necessary to reduce the Employer Matching Contribution, the Participant shall nevertheless receive from the Plan a distribution equal to the vested portion of the Employer Matching Contribution plus any income thereon that would have been allocated to him had such reduction in contribution not been necessary. Any remaining portion of the Matching Contribution shall be forfeited in accordance with the provisions of Section 5.5.

(g)	This Section shall be governed by Code Section 401(m) and any rules or regulations issued pursuant thereto, which may include coordination and/or combination with allocations subject to Code Section 401(k) in accordance with Treasury Regulation Section 1.401(m)-2.

Section 3.8	Maximum Individual Deferral

Except as set forth in Section 3.2, a Participant shall not be permitted to have his Employer redirect an amount in excess of $12,000 in any calendar year pursuant to the provisions of Section 3.1, including contributions to any other plan of an Employer which are made pursuant to Code Section 402(a)(8). The $12,000 limitation shall be adjusted in accordance with cost-of-living adjustments made by the Secretary of the Treasury pursuant to Code Section 402(g)(5). If any amount is redirected pursuant to Section 3.1 in excess of this limit (as adjusted), or if a Participant notifies the Committee, in writing, by March 1 following the close of the taxable year of the amount contributed in excess of this limit (as adjusted) to all plans pursuant to Code Section 402(a)(8), such amount shall be deemed an “excess deferral” and the Committee shall direct the Trustee to distribute to the Participant (not later than the April 15 following the calendar year in which the excess deferral was made) the amount of the excess deferral plus any income allocable to such amount.

Section 3.9	Mistake of Fact

If due to a mistake of fact, Employer Contributions to the Trust Fund for any Plan Year exceed the amount intended to be contributed, notwithstanding any provision to the contrary, the Employer, as soon as such mistake of fact is discovered, shall notify the Trustee. The Employer shall direct that the Trustee return such excess to the Employer, provided such return is made within one year of the date on which the Employer made the contribution.

Section 3.10	Qualified Nonelective Contributions

The Employer may, as of the end of any calendar quarter, make a Qualified Nonelective Contribution to the Trust Fund in its discretion. Such amount shall be allocated, as directed by the Sponsoring Employer at the time the contribution is made, either (i) on behalf of any Participant either to with a Prior Plan Employer Contribution Account or Prior Plan Salary Redirection Account in an amount equal to the surrender charges assessed by the insurer which held the assets in those accounts in the plan which was merged into this Plan, or (ii) on behalf of all Non-Highly Compensated Employees in the proportion which each Participant’s Compensation for the Plan Year bears to the total Compensation of all Non-Highly Compensated Employees for such Plan Year in amounts sufficient to satisfy either the Actual Deferral Percentage test or the Average Contribution Percentage test, or both, pursuant to regulations under the Code. Such Qualified Nonelective Contributions shall be added to the Salary Redirection Accounts of those Participants, shall be 100% vested when made, subject to the same distribution rules as Salary Redirection Contribution, and shall be tested for nondiscrimination as Salary Redirection Contributions in accordance with the provisions of Section 3.6.

Section 3.11	Uniformed Services Contribution and Vesting Rights

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

Code Section 414(u) generally provides that an employee reemployed after military service is treated as not having incurred a break in service because of the period of military service, the employee’s military service is treated as service with the employer for vesting and benefit accrual purposes, the employee is permitted to make additional elective deferrals and employee contributions in an amount not exceeding the maximum amount the employee would have been permitted or required to contribute during the period of military service if the employee had actually been employed by the employer during that period (“make-up contributions”), and the employee is entitled to any accrued benefits that are contingent on employee contributions or elective deferrals to the extent the employee pays the contributions or elective deferrals to the plan. Make-up contributions must be permitted during the period that begins on the date of reemployment and continues for five years or, if less, three times the period of military service. With respect to make-up contributions, the employer must make matching contributions that would have been required if the make-up contributions had actually been made during the period of military service.

Code Section 414(u) also provides that an employee is treated as receiving compensation from the employer during the period of military service equal to the compensation the employee otherwise would have received from the employer during that period, or, if the compensation the employee otherwise would have received is not reasonably certain, the employee’s average compensation from the employer during the period immediately preceding the period of military service. For purpose of Code Section 414(u), the Plan is not required to credit earnings to an employee with respect to any contribution before the contribution is actually made or to allocate forfeitures to the employee for the period of military service.

Code Section 414(u) generally provides that a contribution that is made by an employer or employee to an individual account plan after military service is taken into account for purposes of the limitations of Code Sections 402(g), 402(h), 403(b), 404(a), 404(h), 408, 415 or 457 in the year to which the contribution relates, not the year in which the contribution is made. In addition, Code Section 414(u) provides that a plan is not treated as failing to meet the requirements of Code Sections 401(a)(4), 401(a)(26), 401(k)(3), 401(k)(11), 401(k)(12), 401(m), 403(b)(12), 408(k)(3), 408(k)(6), 408(p), 410(b), or 416 because of the contribution (or the right to make the contribution).

ARTICLE 4

ALLOCATION TO INDIVIDUAL ACCOUNTS

Section 4.1	Individual Accounts

The Committee shall establish and maintain an Individual Account in the name of each Participant to which the Committee shall credit all amounts allocated to each such Participant pursuant to Article 3 and the following Sections of this Article.

Section 4.2	Investment of Accounts

(a)	Each Participant shall have the right to direct the Committee how to invest the cumulative balance in his Individual Account attributable to Salary Redirection, Prior Plan Salary Redirection Contributions, Prior Plan Employer Contributions and current Salary Redirection, in any whole percentage as among the Investment Funds designated by the Committee from time to time (the “Investment Funds”). Investment directions shall be effected as soon as practicable, provided the Participant gives the direction by identity-secured telephonic instructions (or in writing if telephonic instructions are impracticable). All elections shall control until a new election is filed. Neither the Trustee nor any other Fiduciary shall be responsible for investment losses resulting from a Participant’s exercise of investment discretion, in accordance with ERISA Section 404(c).

(b)	A Participant who does not make any election under this Section shall have his Individual Account invested in a stable value fund or a similar investment vehicle designated by the Committee from time to time.

(c)	If a Participant’s investment direction is not implemented and the Participant does not notify the Committee, in writing, within 45 days of the date the direction is filed that the direction has not been implemented, then the investment direction shall be void and treated as if never made.

Section 4.3	Valuation of Accounts

As of each Valuation Date, the Accounts of each Participant and Beneficiary will be revalued, by the Trustee valuing the assets of each Investment Fund within the Trust at their fair market value and determining the net investment gain or loss of such assets since the preceding Valuation Date. In determining the net investment gain or loss contributions to each Investment Fund, payments or distributions from the Investment Fund to provide benefits under the Plan for Participants and Beneficiaries will not be considered gains or losses of the Investment Fund. The net investment gain or loss so calculated will be allocated as of the Valuation Date to the respective Accounts containing such assets and which are existing on said Valuation Date in proportion to the value of each such Account on the immediately preceding Valuation Date. In making such allocation, Account balances may be adjusted to reflect the amount and timing of contributions, withdrawals, payments and distributions from Accounts. Such adjustments will be made in accordance with uniform and nondiscriminatory rules established by the Committee and approved by the Trustee.

The value of each Account, as adjusted by the foregoing paragraph, increased by contributions and forfeitures allocated to such Account, and reduced by payments and distributions from such Account and forfeitures for that Plan Year, if any, will be the value of said Account on that Valuation Date.

Section 4.4	Trustee and Committee Judgment Controls

In determining the fair market value of the Trust Fund and of Individual Accounts, the Trustee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their beneficiaries.

ARTICLE 5

DISTRIBUTIONS

Section 5.1	Normal Retirement

When a Participant lives to his Normal Retirement Date and retires, he shall become entitled to the full value of his Individual Account as soon as practicable after the distribution forms are completed (or their time for completion has elapsed), at a value determined as of the date the distribution check is prepared.

Section 5.2	Late Retirement

A Participant may continue his employment past his Normal Retirement Date on a year to year basis. He shall continue to be an active Participant under the Plan. Upon his actual retirement, he shall become entitled to the full value of his Individual Account as soon as practicable after the distribution forms are completed (or their time for completion has elapsed), at a value determined as of the date of distribution check is prepared.

Section 5.3	Death

If a Participant dies while an active Participant under the Plan, his Beneficiary shall be entitled to the full value of his Individual Account as soon as practicable after the distribution forms are completed (or their time for completion has elapsed), at a value determined as of the date of distribution check is prepared.

Section 5.4	Disability

When it is determined that a Participant is Totally and Permanently Disabled, the Committee shall certify such fact to the Trustee and such Disabled Participant shall be entitled to receive the full value of his Individual Account as soon as practicable after the distribution forms are completed, at a value determined as of the date of distribution check is prepared.

Section 5.5	Termination of Employment

(a)	Subject to Section 5.5(j) below, upon termination of employment for any reason (other than Normal Retirement, Late Retirement, Disability Retirement or Death), a Participant shall be entitled to a benefit equal to the vested portion (as determined in this Section) of the balance of his Individual Account as soon as practicable after the distribution forms are completed, at a value determined as of the date of distribution check is prepared.

(b)	A Participant shall always be 100% vested in the balance of his Salary Redirection Account, and Prior Plan Salary Redirection Account. A

Participant shall be 100% vested in all amounts in his Prior Plan Employer Contribution Account that were transferred from the CKP Savings and Retirement Plan (the “CKP Plan”). A Participant who had three years of service under the CKP Plan and whose plan benefit was transferred from that plan to this Plan shall be 100% immediately vested in all accounts under this Plan. All participants in the CKP Plan who do not have three Years of Service on the date a portion of the CKP Plan was merged into this Plan, and all participants employed by Nationwide Care, Inc., regardless of their Years of Service, shall be subject to the vesting schedule contained in Section 5.5 of this Plan for purposes of Employer Contributions made to this Plan. A Participant shall always be 100% vested in all amounts in his Prior Plan Employer Contribution Account that were transferred from Nationwide Care, Inc. 401(k) Plan.

(c)	A Participant (whether or not the Participant logs an Hour of Service after January 1, 2002) shall be vested in the balance attributable to his Matching and Profit Sharing Contribution Accounts based on years of Service as of his date of termination, in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 2 years	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 years or more	100%

(d)	Notwithstanding the above, a Participant who has a Prior Plan Employer Contribution Account from The Hillhaven Corporation Deferred Savings Plan, shall be vested in the balance attributable to such account based on years of Service as of his date of termination, in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3 years	0%
3 but less than 4	30%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 years or more	100%

In addition, any Participant who had an account in The Hillhaven Corporation Deferred Savings Plan and who terminated employment during the 1996 calendar year shall be 100% vested in the Participant’s Individual Account transferred to this Plan from The Hillhaven Corporation Deferred Savings Plan.

(e)	Notwithstanding the above, a Participant who attains Normal Retirement Age or dies or becomes Totally and Permanently Disabled, while employed by an Employer, shall be fully vested in his Individual Account under the Plan.

(f)	A Participant who terminates employment pursuant to this Section with a zero percent vested percentage shall be deemed to have received a distribution on the date he terminates employment. If a Former Participant receives a distribution of the vested portion of his Individual Account prior to incurring five consecutive Breaks in Service or said Former Participant is zero percent vested in his Individual Account, the non-vested balance of such terminated Participant’s Individual Account shall be forfeited as of the date he receives or is deemed to receive said distribution. If a Participant who has received a distribution (or deemed distribution) is later rehired before the period described in subsection 5.5(h) below,, the following procedures shall apply:

(1)	the Participant need not repay the distributed amount (except as provided in 5.5(f)(3) below), but his Account shall automatically have the forfeited amount restored to it at the earlier of (1) the last day of the Plan Year in which rehired, or (2) the date of a subsequent termination of employment. Restoration of a forfeiture will come from forfeitures in the year in which he is reemployed and, to the extent such forfeitures are not sufficient, from a special Employer Contribution.

(2)	Upon a subsequent termination of employment prior to the Participant becoming 100% vested, the gross distribution shall be determined by multiplying the vested percentage at the subsequent termination by the account balance then actually restored to the Plan, plus the distribution previously received. The amount to be distributed to the Participant shall be the vested percentage of the adjusted account, minus the amount previously distributed.

(3)	Notwithstanding Section 5.5(f)(1) above, the Committee may adopt a policy requiring, on a uniform basis, that all Participants who are rehired before the period described in subsection 5.5(h) below, but after the date such policy is adopted, repay the distributed amount in order to have their forfeited account restored. If such a policy is adopted, repayment must be made by the date which is five years after the first date on which the Participant is reemployed.

(g)	The non-vested balance of the Individual Account of a terminated Participant shall be forfeited as of the last day of the Plan Year in which such terminated Participant incurs five consecutive Breaks in Service if the Participant is vested in any portion of his Individual Account and does not receive a distribution prior to incurring five consecutive Breaks in Service.

(h)	A terminated Participant who is reemployed and again becomes a Participant after incurring five or more consecutive Breaks in Service shall not have any amount forfeited pursuant to this Section restored to his Individual Account.

(i)	Any Matching Contributions and Profit Sharing Contributions forfeited will be first used to reduce Matching Contributions pursuant to Section 3.3.

(j)	Notwithstanding anything to the contrary in this Section 5.5 or in Section 5.6(a), no portion of a Participant’s Individual Account shall be distributed to him until the Participant has a severance from employment within the meaning of Code Section 401(k)(2)(B), unless the distribution is in connection with a plan termination described in Code Section 401(k)(10) and the Treasury Regulations under that Section.

Section 5.6	Commencement of Benefits

(a)	Any benefits payable under this Article shall be paid as soon as reasonably possible following the actual date of severance, at the value determined as of the Valuation Date coincident with or immediately preceding receipt of properly completed distribution forms from the Participant, subject to the Participant’s consent. The Committee may not require a distribution without the consent of the Participant prior to his reaching his Required Beginning Date or, if the Participant is deceased, without the consent of his spouse, if the spouse is living and if the spouse is his Beneficiary, unless the vested value of the Individual Account is $5,000 or less. If the vested value of the Participant’s Individual Account is $5,000 or less, the benefits payable will be paid as soon as reasonably possible following the actual date of severance, notwithstanding lack of consent.

(b)	Except for a Participant who has an Individual Account to which Section 5.6(d) applies (Required Beginning Date), Section 5.7(a) applies (with respect to Individual Account’s with a vested value of $5,000 or less for which no consent is required), or Section 5.7(g) applies (death benefit distribution requirements), a Participant may defer distribution to a subsequent date. When the Participant consent to a distribution as provided above, such distribution shall be made based on the value of the Individual Account as of the date the check for the distribution is prepared and shall be delivered as soon as reasonably practical after notice to the Committee of the election to receive a distribution.

(c)	Unless the Participant desires to defer receipt until the Required Beginning Date (as reflected by a failure to consent), payment will begin no later than 60 days after the last day of the Plan Year in which occurs the latest of (i) the Participant’s reaching Normal Retirement Age; (ii) the 10th anniversary of the date the Employee became a Participant; or (iii) termination of the Participant’s employment. Notwithstanding anything in the Plan to the contrary and notwithstanding the Participant’s lack of consent, benefits under this Plan shall begin by each parties Required Beginning Date (as defined in Sub-paragraph (d) below).

(d)	Notwithstanding any other provisions of the Plan, the payment of a Participant’s benefits hereunder shall be made by payment of a lump sum of the entire Accounts of the Participant no later than his Required Beginning Date which shall be the April 1 following the calendar year in which the Participant has both attained age 70 1/2 and has retired, provided that for 5% owners (as defined in Section 416 of the Code), distribution must begin by April 1 following the calendar year in which the Participant attains age 70 1/2, regardless of whether the Participant has retired.

(e)	Notwithstanding anything in the Plan to the contrary, any benefit payable to an alternate payee pursuant to a qualified domestic relations order, as defined in Code Section 414(p), shall be paid as soon as administratively possible following the determination that the order meets the requirements of Code Section 414(p).

(f)	Notwithstanding anything in the Plan to the contrary, in the event a Participant terminates employment for any reason and recommences employment prior to distribution of his entire vested account in the Plan, the undistributed portion of his vested account shall remain in the Plan until his Account again becomes distributable due to a subsequent termination.

(g)	If the Participant dies before distribution occurs, (i) the Participant’s entire interest will be distributed in a single sum at the Beneficiary’s(ies’) election no later than December 31st of the fifth calendar year following the calendar year of the Participant’s death, or (ii) at the Beneficiary’s election, and if the account is valued at $5,000 or more, the Participant’s Account may be paid in installments over a period not longer than the life expectancy of the Beneficiary(ies) if the payments begin no later than the December 31 of the calendar year following the year of death. If the designated Beneficiary is the Participant’s surviving spouse, the distribution must be made in a single sum no later than December 31st of the calendar year in which the Participant would have attained age 70 1/2. If a Participant dies after distribution commences but before the entire vested account is paid, it shall continue to be paid at the time and manner elected by the Participant but to the Beneficiary instead.

Section 5.7	Methods of Payment

(a)	A Participant or Beneficiary shall elect a distribution of the Individual Account in a single lump sum payment in cash. Except as provided in Section 5.7 (b) or (c), no other manner of distribution shall be provided. The request by the Participant or the Beneficiary shall be in writing and shall be filed with the Committee.

(b)	Effective February 23, 2003 (which is at least 90 days following the date written notice was sent to affected Participants), all installment payment and annuity optional forms of distribution previously applicable to Prior Plan Salary Redirection Accounts and Prior Plan Employer Contribution Accounts were eliminated, and such accounts shall be distributed only in a lump sum payment in cash. The provisions of the Plan prior to this restatement shall continue to apply to any distribution elected by a Participant of these alternative forms of payment before February 23, 2003.

(c)	A non-spouse Beneficiary of an Account valued at $5,000 or more who qualifies as a “designated Beneficiary” in accordance with the regulations under Code Section 401(a)(9) and who, on or before the December 31 of the calendar year following the calendar year of the Participant’s death, may elect to be paid in monthly, quarterly or annual installments over a fixed period of time, not exceeding the life expectancy of the Beneficiary as provided in Code Section 401(a)(9) and the applicable Treasury Regulations. The election shall be on a form prescribed by the Committee. The minimum distribution for a calendar year equals the deceased Participant’s Account as of the latest Valuation Date preceding the beginning of the calendar year divided by the Beneficiary’s life expectancy. In computing a minimum distribution, the Committee shall use the unisex life expectancy multiples under Treasury Regulation Section 1.72-9. The minimum distribution for each distribution calendar year is due by December 31 of that year. Any installment benefit to be paid under this Plan shall be paid by the purchase and distribution of a single premium, nontransferable fixed or variable annuity contract issued by an insurance company which provides for payment in accordance with this Section. Any difference between the premium and the amount of the Participant’s Account shall be paid to the Beneficiary in one lump sum payment not later than the time when the annuity contract is delivered. If the Beneficiary receives distribution in the form of a nontransferable annuity contract, the distribution satisfies this Section if the contract complies with the requirements of Code Section 401(a)(9) and the applicable Treasury Regulations.

Section 5.8	Benefits to Minors and Incompetents

If any person entitled to receive payment under the Plan shall be a minor, the Committee, in its discretion, may dispose of such amount in any one or more of the ways specified in Subsections (a) through (c) of this Section.

(a)	By payment thereof directly to such minor;

(b)	By application thereof for benefit of such minor;

(c)	By payment thereof to either parent of such minor or to any adult person with whom such minor may at the time be living or to any person who shall be legally qualified and shall be acting as guardian of the person or the property of such minor; provided only that the parent or adult person to whom any amount shall be paid shall have advised the Committee in writing that he will hold or use such amount for the benefit of such minor.

In the event that it shall be found that person entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor shall have been made by a duly qualified committee or other legal representative), such payment may be made to the spouse, son, daughter, parent, brother, sister or other person deemed by the Committee to have incurred expense for such person otherwise entitled to payment.

Section 5.9	Unclaimed Benefits and Stale Checks

(a)	The Plan does not require either the Trustee or the Committee to search for, or ascertain the whereabouts of, any Participant or Beneficiary. The Committee, by certified mail addressed to his last known address of record with the Committee or the Employer, shall notify any Participant, or Beneficiary, that he is entitled to a distribution under this Plan. If the Participant, or Beneficiary, fails to claim his distributive share or make his whereabouts known in writing to the Committee within six months from the date of mailing of the notice, or before the termination or discontinuance of this Plan, whichever should first occur, the Committee may thereafter treat the Participant’s or Beneficiary’s unclaimed payable Account as a Forfeiture, or may, at its election, retain an Account (or a sub-accounting within a stale check account as provided in (b) below) for that Participant (labeled as after-tax if the check was sent with taxes withheld but left uncashed). A Forfeiture under this Section shall occur when the Committee determines that the Participant or Beneficiary cannot be located, but not earlier than the end of the notice period, or if later, the earliest date applicable Treasury regulations would permit the Forfeiture.

(b)	In addition to or in lieu of forfeiting a balance for which a check is not cashed in accordance with the procedure in subparagraph (a) above, if a distribution check is sent to a Participant or Beneficiary at the address last known to the Committee, and is still not cashed as of 90 days later, the proceeds from that check will be re-deposited to the Trust into a Stale Check Account, which Account shall be invested in the TRP Stable Value fund, and for which Account sub-records shall be kept as to the identity of the Participants entitled thereto and, if they are later located, a second distribution shall be made, with out taxes again being withheld on any portion previously reported as and withheld for income taxes.

(c)	If a Participant or Beneficiary who has incurred a forfeiture of his Account under this Section makes a claim, at any time, for his forfeited Account, the Committee shall restore the Participant’s or Beneficiary’s forfeited Account (net of taxes if withheld and reported to him previously) to the same dollar amount as the dollar amount of the Account forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. The Committee shall make the restoration during the Plan Year in which the Participant or Beneficiary makes the claim, first from the amount, if any, of forfeitures the Administrator otherwise would allocate for the Plan Year, then from the amount, if any, of the Trust net income or gain for the Plan Year and then from the amount, or additional amount, the Employer shall contribute to enable the Committee to make the required restoration. The Committee shall direct the Trustee to distribute the Participant’s or Beneficiary’s restored Account to him not later than 60 days after the close of the Plan Year in which the Committee restores the forfeited Account. The forfeiture provisions of this Section shall apply solely to the Participant’s or to the Beneficiary’s Account derived from Employer contributions.

Section 5.10	Participant Directed Rollovers

(a)	Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b)	For purposes of this Section, an eligible rollover distribution is described in Code Section 402(c)(4), which the participant can elect to roll over to another plan pursuant to Code Section 401(a)(31), excludes hardship withdrawals (effective January 1, 1999) as defined in Code Section 401(k)(2)(B)(i)(IV) which are attributable to the Participant’s elective contributions under Treasury Regulation Section 1.401(k)-1(d)(2)(ii).

(c)	For purposes of this Section, an eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or contract described in Code Section 403(b), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution, an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

(d)	A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 6

WITHDRAWALS

Section 6.1	Hardship Withdrawal

(a)	Except as otherwise provided in this Section, and upon proper written application of a Participant made at least 30 days in advance of the withdrawal date and no more than twice per calendar year, in such form as the Committee may specify, the Committee in its sole discretion may permit the Participant to withdraw a portion or all of the balance of his Salary Redirection Account and Prior Plan Salary Redirection Account, provided that earnings allocated to said account may not be withdrawn. Such withdrawal shall be based on the Valuation Date coincident with or immediately preceding the date of distribution and may not be less than $500, or if the amount of hardship exceeds $500 but the amount available for distribution is lower, the total amount available for distribution as a hardship withdrawal.

(b)	The reason for a withdrawal pursuant to this Section must be to enable the Participant to meet unusual or special situations in his financial affairs resulting in immediate and heavy financial needs of the Participant. Such situations shall be limited to:

(1)	uninsured medical expenses (described in Code Section 213(d)) incurred by or needed to procure services for the Participant, the Participant’s spouse or any dependents of the Participant (as defined in Code Section 152);

(2)	purchase (excluding mortgage payments) of a principal residence for the Participant;

(3)	payment of tuition for the next 12 months of post-secondary education for the Participant, his or her spouse, children, or dependents;

(4)	the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)	any additional items which may be added to the list of deemed immediate and heavy financial needs by the Commissioner of Internal Revenue through the publication of revenue rulings, notices, and other documents of general applicability; or

(6)	expenses for the funeral of the spouse or legal dependent of a Participant, provided the Committee determines, based on all facts and circumstances, that the funeral expenses constitute an immediate and heavy financial need of the Participant.

Any withdrawal hereunder may not exceed the amount required to meet the immediate financial need created, and provided further that such amount must not be reasonably available from other resources of the Participant.

(c)	The Committee may shorten the notice period if it finds it is administratively feasible. In granting or refusing any request for withdrawal or in shortening the notice period, the Committee shall apply uniform standards consistently and such discretionary power shall not be applied so as to discriminate in favor of Highly Compensated Employees.

(d)	The withdrawals under this Section shall in no way affect said Participant’s continued participation in this Plan except by the reduction in account balances caused by such withdrawal.

(e)	A Participant shall present evidence to the Committee that the requested withdrawal is not in excess of the amount necessary to relieve the financial need of the Participant and that the need can not be satisfied from other resources that are reasonably available to the Participant. The determination by the Committee that the distribution will be necessary to satisfy an immediate and heavy financial need will be made on the basis of all relevant facts and circumstances, which may include written statements from a Participant which the Administrator has no reason to doubt, supported by cancelled checks, invoices or other written materials generated by third parties. A distribution generally will be treated as necessary to satisfy a financial need if the Committee relies, without actual knowledge to the contrary, on the Participant’s representation that the need cannot be relieved:

(1)	through reimbursement of compensation by insurance or otherwise;

(2)	by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

(3)	by cessation of Salary Redirection under the Plan; or

(4)	by other distributions or non-taxable loans from this Plan or other plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

For purposes of this Subsection, the Participant’s resources shall be deemed to include those of his spouse and minor children that are reasonably available to the Participant.

Section 6.2	Other In-Service Withdrawals

Upon proper written application in such manner and in such form as the Committee may specify, a Participant shall be permitted to withdraw the balance (as of the Valuation Date on which the distribution is processed) of his Accounts while employed, as follows (i) any part or all of a Rollover Account at any time; (ii) any part or all of his Prior Plan Employer Contribution Account or Profit Sharing Account (if any) after ten years of participation; (iii) after-tax contributions at any time, in all or in part; and (iv) with respect to all other Accounts, all or in part only on or after attainment of age 59 1/2.

Section 6.3	Participant Loans

No Participant loans are permitted under this Plan. However, to the extent that a plan that is merged into this Plan has loans outstanding, the outstanding loan balance and accrued interest may be transferred to this Plan and segregated in the Participant’s Individual Account until repaid. The loan shall be repaid and subject to the terms of the loan agreement, including the provisions of the merged plan.

ARTICLE 7

FUNDING

Section 7.1	Contributions

Contributions by the Employer and by the Participants as provided for in Article 3 shall be paid over to the Trustee. All contributions by the Employer shall be irrevocable, except as herein provided, and may be used only for the exclusive benefit of the Participants, Former Participants and their Beneficiaries.

Section 7.2	Trustee

The Sponsoring Employer has entered into an agreement with the Trustee whereunder the Trustee will receive, invest and administer trust fund contributions made under this Plan in accordance with the Trust Agreement.

Such Trust Agreement is incorporated by reference as a part of the Plan, and the rights of all persons hereunder are subject to the terms of the Trust Agreement. The Trust Agreement specifically provides, among other things, for the investment and reinvestment of the Fund and the income thereof, the management of the Trust Fund, the responsibilities and immunities of the Trustee, removal of the Trustee and appointment of a successor, accounting by the Trustee and the disbursement of the Trust Fund.

The Trustee shall, in accordance with the terms of such Trust Agreement, accept and receive all sums of money paid to it from time to time by the Employer, and shall hold, invest, reinvest, manage and administer such moneys and the increment, increase, earnings and income thereof as a trust fund for the exclusive benefit of the Participants, Former Participants and their Beneficiaries or the payment of reasonable expenses of administering the Plan.

In the event that affiliated or subsidiary Employers become signatory hereto, completely independent records, allocations, and contributions shall be maintained for each Employer. The Trustee may invest all funds without segregating assets between or among signatory Employers.

ARTICLE 8

FIDUCIARIES

Section 8.1	General

(a)	Each Fiduciary who is allocated specific duties or responsibilities under the Plan or any Fiduciary who assumes such a position with the Plan shall discharge his duties solely in the interest of the Participants, Former Participants and Beneficiaries and for the exclusive purpose of providing such benefits as stipulated herein to such Participants, Former Participants and Beneficiaries, or defraying reasonable expenses of administering the Plan. Each Fiduciary, in carrying out such duties and responsibilities, shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in exercising such authority or duties.

(b)	A Fiduciary may serve in more than one Fiduciary capacity and may employ one or more persons to render advice with regard to his Fiduciary responsibilities. If the Fiduciary is serving as such without compensation, all expenses reasonably incurred by such Fiduciary shall be paid from the Trust Fund or by the Employer.

(c)	A Fiduciary may allocate any of his responsibilities for the operation and administration of the Plan. In limitation of this right, a Fiduciary may not allocate any responsibilities as contained herein relating to the management or control of the Trust Fund except through the employment of an investment manager as provided in Section 8.3 of this Article and in the Trust Agreement relating to the Fund.

Section 8.2	Employer

(a)	The Sponsoring Employer established and maintains the Plan for the benefit of its Employees and for Employees of Participating Employers and of necessity retains control of the operation and administration of the Plan. The Sponsoring Employer, in accordance with specific provisions of the Plan, has as herein indicated, delegated certain of these rights and obligations to the Trustee, and the Committee and these parties shall be solely responsible for these, and only these, delegated rights and obligations.

(b)	The Employer shall supply such full and timely information for all matters relating to the Plan as (a) the Committee, (b) the Trustee, and (c) the accountant engaged on behalf of the Plan by the Sponsoring Employer may require for the effective discharge of their respective duties.

Section 8.3	Trustee

The Trustee, in accordance with the Trust Agreement, shall be a directed Trustee with respect to Trust Fund, except that the Committee may in its discretion employ the Trustee any time and from time to time as an investment manager (as defined in Section 3(38) of ERISA) with respect to all or a designated portion of the assets comprising the Trust Fund. The committee or an investment manager so appointed shall have the exclusive authority or discretion to manage the Trust Fund.

Section 8.4	Retirement Committee

(a)	The Board of the Sponsoring Employer shall appoint a Committee of one or more persons to hold office at the pleasure of the Board, such committee to be known as the Retirement Committee or Committee. No compensation shall be paid members of the Committee from the Trust Fund for service on such Committee. The Committee shall choose from among its members a chairman and a secretary. Any action of the Committee shall be determined by the vote of a majority of its members. Either the chairman or the secretary may execute any certificate or written direction on behalf of the Committee.

(b)	Every decision and action of the Committee shall be valid if concurrence is by a majority of the members then in office, which concurrence may be had without a formal meeting.

(c)	In accordance with the provisions hereof, the Committee has been delegated certain administrative functions relating to the Plan with all powers necessary to enable it to properly carry out such duties. The Committee shall have no power in any way to modify, alter, add to or subtract from, any provisions of the Plan, except as provided in Section 9.1. The Committee shall have the power and authority in its sole, absolute and uncontrolled discretion to control and manage the operation and administration of the Plan and its investment and shall have all powers necessary to accomplish these purposes, and to make factual determinations regarding Participants and their accounts. The responsibility and authority of the Committee shall include, but shall not be limited to, (i) determining all questions relating to the eligibility of employees to participate; (ii) determining the amount and kind of benefits payable to any Participant, spouse or Beneficiary; (iii) establishing and reducing to writing and distributing to any Participant or Beneficiary a claims procedure and administering that procedure, including the processing and determination of all appeals thereunder and (iv) interpreting the provisions of the Plan including the publication of rules for the regulation of the Plan as in its sole, absolute and uncontrolled discretion are deemed necessary or advisable and which are not inconsistent with the express terms hereof or the Code or ERISA, as amended. All disbursements by the Trustee, except for the ordinary expenses of administration of the Trust Fund or the reimbursement of reasonable expenses at the direction of the Sponsoring Employer, as provided herein, shall be made upon, and in accordance with, the written directions of the Committee. When the Committee is required in the performance of its duties hereunder to administer or construe, or to reach a determination, under any of the provisions of the Plan, it shall do so on a uniform, equitable and nondiscriminatory basis.

(d)	The Committee shall establish rules and procedures to be followed by the Participants, Former Participants and Beneficiaries in filing applications for benefits and for furnishing and verifying proofs necessary to establish age, Service, and any other matters required in order to establish their rights to benefits in accordance with the Plan. Additionally, the Committee shall establish accounting procedures for the purpose of making all allocations, valuations and adjustments to Participants’ accounts. Should the Committee determine that the strict application of its accounting procedures will not result in an equitable and nondiscriminatory allocation among the accounts of Participants, it may modify its procedures for the purpose of achieving an equitable and non-discriminatory allocation in accordance with the general concepts of the Plan, provided however that such adjustments to achieve equity shall not reduce the vested portion of a Participant’s interest.

(e)	The Committee may employ such counsel, accountants, and other agents as it shall deem advisable. The Sponsoring Employer shall pay, or cause to be paid from the Trust Fund, the compensation of such counsel, accountants, and other agents and any other expenses incurred by the Committee in the administration of the Plan and Trust.

Section 8.5	Claims Procedures

The Committee has delegated to the Human Resources Department (the “Claims Coordinator”) the processing of all applications for benefits. Upon receipt by the Claims Coordinator of such an application, it shall determine all facts which are necessary to establish the right of an applicant to benefits under the provisions of the Plan and the amount thereof as herein provided. Upon request, the Claims Coordinator will afford the applicant the right of a hearing with respect to any finding of fact or determination. The applicant shall be notified in writing of any adverse decision with respect to his claim within 90 days after its submission. The notice shall be written in a manner calculated to be understood by the applicant and shall include the items specified in Section 8.5(a) through (d).

(a)	The specific reason or reasons for the denial;

(b)	Specific references to the pertinent Plan provisions on which the denial is based;

(c)	A description of any additional material or information necessary for the applicant to perfect the claim and an explanation why such material or information is necessary; and

(d)	An explanation of the Plan’s claim review procedures.

(e)	If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial 90 day period. In no event shall such extension exceed 90 days.

(f)	In the event a claim for benefits is denied or if the applicant has had no response to such claim within 90 days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his duly authorized representative, at the applicant’s sole expense, may appeal the denial to the Committee within 60 days of the receipt of written notice of denial or 60 days from the date such claim is deemed to be denied. In pursuing such appeal the applicant or his duly authorized representative:

(1)	May request in writing that the Committee review the denial;

(2)	May review pertinent documents; and

(3)	May submit issues and comments in writing.

(g)	The decision on review shall be made within 60 days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original 60 day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which such denial is based. If the decision on review is not furnished within the time specified above, the claim shall be deemed denied on review.

Section 8.6	Records

All acts and determinations of the Claims Coordinator or the Committee shall be duly recorded by the Claims Coordinator or the secretary of the Committee and all such records together with such other documents as may be necessary in exercising their duties under the Plan shall be preserved in the custody of such secretary. Such records and documents shall at all times be open for inspection and for the purpose of making copies by any person designated by the Sponsoring Employer. The Committee shall provide such timely information, resulting from the application of its responsibilities under the Plan, as needed by the Trustee and the accountant engaged on behalf of the Plan by the Sponsoring Employer, for the effective discharge of their respective duties.

ARTICLE 9

AMENDMENT AND TERMINATION OF THE PLAN

Section 9.1	Amendment of the Plan

The Sponsoring Employer shall have the right at any time by action of the Board (or, in the case of amendments to the eligibility, vesting and service-counting provisions of the Plan with respect to participating Employers, or to make changes required by amendments to the Code or ERISA, or to clarify the Plan’s terms as construed by the Committee, then by either the Board or the Committee) to modify alter, or amend the Plan in whole or in part; provided, however, that the duties, powers and liability of the Trustee hereunder shall not be increased without its written consent; and provided, further, that the amount of benefits which, at the time of any such modification, alteration or amendment, shall have accrued for any Participant, Former Participant or Beneficiary hereunder shall not be adversely affected thereby; and provided, further, that no such amendments shall have the effect of reverting to the Employer any part of the principal or income of the Trust Fund. No amendment to the Plan shall decrease the balance of a Participant’s Individual Account or eliminate an optional form of distribution.

Section 9.2	Termination of the Plan

The Sponsoring Employer expects to continue the Plan indefinitely, but continuance is not assumed as a contractual obligation and the Sponsoring Employer reserves the right at any time by action of the Board to terminate its participation in the Plan. If the Sponsoring Employer terminates or partially terminates its participation in the Plan or permanently discontinues its Contributions at any time, each Participant affected thereby shall be then vested with the amount allocated to his Individual Account.

In the event of termination or partial termination of the Plan by the Sponsoring Employer, the Committee shall value the Trust Fund as of the date of termination. That portion of the Trust Fund for which the Plan has not been terminated shall be unaffected.

Section 9.3	Return of Contributions

It is intended that this Plan shall be approved and qualified under the Code and Regulations issued thereunder with respect to Employees’ Plans and Trusts (1) so as to permit the Employers to deduct for federal income tax purposes the amounts of contributions to the Trust; (2) so that contributions so made and the income of the Trust Fund will not be taxable to Participants as income until received; (3) so that the income of the Trust Fund shall be exempt from federal income tax. In the event the Commissioner of Internal Revenue or his delegate rules that the deduction for all or a part of any Employer Contribution (or Salary Redirection) is not allowed, the Employers reserve the right to recover that portion or all of their contributions for which no deduction is allowed, provided such recovery is made within one year of the disallowance.

ARTICLE 10

MISCELLANEOUS

Section 10.1	Governing Law

The Plan shall be construed, regulated and administered according to the laws of the Commonwealth of Kentucky, except in those areas preempted by the laws of the United States of America.

Section 10.2	Construction

The headings and subheadings in the Plan have been inserted for convenience of reference only and shall not affect the construction of the provisions hereof. In any necessary construction the masculine shall include the feminine and the singular the plural, and vice versa.

Section 10.3	Administration Expenses

The expenses of administering the Trust Fund and the Plan shall be paid from the Trust Fund, unless they are paid by the Employer.

Section 10.4	Participant’s Rights

No Participant in the Plan shall acquire any right to be retained in the Employer’s employ by virtue of the Plan, nor, upon his dismissal, or upon his voluntary termination of employment, shall he have any right or interest in and to the Trust Fund other than as specifically provided herein. The Employer shall not be liable for the payment of any benefit provided for herein; all benefits hereunder shall be payable only from the Trust Fund.

Section 10.5	Nonassignability

(a)	The benefit or interest under the Plan and Trust of any person shall not be assignable or alienable by that person and shall not be subject to alienation by operation of law or legal process. The preceding sentence shall apply to the creation, assignment or recognition of any right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code. A domestic relations order entered before January 1, 1985, shall be treated as a qualified domestic relations order if payment of benefits pursuant to the order has commenced as of such date, and may be treated as a qualified domestic relations order if payment of benefits is not commenced as of such date, even though the order does not satisfy the requirements of Code Section 414(p).

(b)	This Plan specifically permits a distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Participant has attained his earliest retirement age (as defined under Code Section 414(p)) under the Plan. A distribution to an alternate payee prior to the Participant’s attainment of earliest retirement age is available only if: (a) the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; and (b) if the present value of the alternate payee’s benefits under the Plan exceeds $5,000, and the order requires, the alternate payee consents to any distribution occurring prior to the Participant’s attainment of earliest retirement age. Nothing in this Section 10.5 gives a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not permitted under the Plan.

Section 10.6	Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan or transfer of assets or liabilities from the Plan to another plan, each then Participant, Former Participant or Beneficiary shall not, as a result of such event, be entitled on the day following such merger, consolidation or transfer under the termination of the Plan provisions to a lesser benefit than the benefit he was entitled to on the date prior to the merger, consolidation or transfer if the Plan had then terminated.

Section 10.7	Counterparts

The Plan and the Trust Agreement may be executed in any number of counterparts, each of which shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

Section 10.8	Administrative Mistake

If the Committee discovers that a mistake has been made in crediting Salary Redirection contributions or Employer contributions, withholding Salary Redirection Contributions from a Participant’s Compensation, or crediting earnings to the account of any Participant, the Committee shall take any administrative action which it deems necessary or appropriate to remedy the mistake in question, and may request the Employer to make a special contribution to the account of the Participant where appropriate. If the Committee discovers that a mistake has been made in calculating the amount of any excess Salary Redirection or other contribution under Sections 3.6, 3.7 or 11.6, or earnings on such excess amount, which amount is required to be distributed to a Participant, the Committee shall take such administrative action as it deems necessary or appropriate to remedy the mistake in question.

ARTICLE 11

TOP HEAVY PLAN PROVISIONS AND MAXIMUM ANNUAL ADDITIONS

Section 11.1	General Top Heavy Rule

Notwithstanding anything in the Plan to the contrary, if this Plan when combined with all other plans required to be aggregated pursuant to Code Section 416(g) is deemed to be a Top-Heavy Plan for any Plan Year, the provisions of this Article shall apply to such Plan Year.

Section 11.2	Top Heavy Plan means any plan under which, as of any determination date (the last day of the preceding Plan Year), the present value of the cumulative accrued benefits under the plan for Key Employees exceeds 60% of the present value of cumulative accrued benefits under the Plan for all Participants (other than Participants who have not rendered services to the Employer during the 1-year period ending on the Termination Date. For purposes of this definition the following provisions shall apply:

(a)	If such plan is a Defined Contribution Plan, the present value of cumulative accrued benefits shall be deemed to be the market value of all Participant accounts under the plan, other than voluntary deductible Employee contributions. If such plan is a Defined Benefit Plan, the present value of cumulative accrued benefits shall be the lump sum present value determined pursuant to the plan. The present values of accrued benefits and the amounts of account balances of a Participant as of the Determination Date shall be increased by the distributions made with respect to the Participant under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date, or, with respect to in-service distributions, the five year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated Plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code.

(b)	A plan shall be considered to be a Top Heavy Plan for any Plan Year if, on the last day of the preceding Plan Year, the above rules were met. For the first Plan Year that the Plan shall be in effect, the determination of whether the Plan is a Top Heavy Plan shall be made as of the last day of such Plan Year.

(c)	Each plan of an Employer required to be included in a Required Aggregation Group shall be treated as a Top Heavy Plan if such group is a top heavy group.

(d)	This definition shall be interpreted consistent with Code Section 416 and rules and regulations issued thereunder. Further, such law and regulation shall be controlling in all determinations under this definition inclusive of any provisions and requirements stated thereunder but hereinabove absent.

Section 11.3	Minimum Top Heavy Contribution

Regardless of hours worked, each active Participant who is not a Key Employee shall be entitled to a minimum allocation of contributions and forfeitures equal to the lesser of (i) three percent (3%) of the Participant’s Compensation for the Plan Year; and (ii) provided that the Plan is not part of a Required Aggregation Group with a Defined Benefit Plan because the Plan enables the Defined Benefit Plan to meet the requirements of Code Section 401(a)(4) or 410, the highest percentage of Compensation contributed on behalf of, plus forfeitures allocated to, a Key Employee. In the case of a Participant who is also a participant in a Defined Benefit Plan maintained by the Employer, the minimum accrued benefit provided in the defined benefit plan pursuant to Code Section 416(c)(1) equal to two percent of the Participant’s average monthly compensation for the five consecutive years when his aggregate compensation was highest multiplied by his years of credited service up to ten years for each plan year in which the Plan is top heavy, shall be the only minimum benefit for both that plan and this Plan, and the minimum allocation described above shall not apply. Matching Contributions shall be taken into account for purposes of satisfying this minimum contribution requirement. Matching Contributions that are used to satisfy the minimum contribution requirements shall still be treated as Matching Contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

Section 11.4	Minimum Vesting if Top Heavy

In the event that the regular vesting schedule in Article 5 is less liberal than the vesting schedule hereinafter provided, then such vesting schedule shall be substituted with the following to the extent that the following schedule is more favorable in any year that Plan is Top Heavy:

Years of Service	Vested Percentage
Less than 2 years	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 but less than 6	80%
6 years or more	100%

Should the Plan cease to be a Top Heavy Plan, the regular vesting schedule in Article 5 shall be put back into effect. However, the vested percentage of any Participant cannot be decreased as a result of the return to the prior vesting schedule and any Participant with three or more years of Service may elect within the later of: (1) 60 days after the Plan ceases to be a Top Heavy Plan or (2) 60 days after the date the Participant is issued written notification of the change in the vesting schedules, to remain under the special vesting rules described in this Section.

Section 11.5	Maximum Annual Additions

Notwithstanding any other provisions of the Plan, contributions and other additions with respect to a Participant exceed the limitation of Code Section 415(c) if, when expressed as an Annual Addition to the Participant’s Account, such Annual Addition is greater than the lesser of:

(i)	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

(ii)	100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Limitation Year. The compensation limit referred to in this (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

In the event a Participant is covered by one or more Defined Contribution Plans maintained by an Employer, the maximum Annual Additions as noted above shall be decreased in the last Defined Contribution Plan maintained by an Employer in which he participated to ensure that all such plans will remain qualified under the Code.

Section 11.6	Corrective Adjustments to Annual Additions

In the event that corrective adjustments in the Annual Addition to any Participant’s Individual Account are required as the result of a reasonable error in estimating a Participant’s compensation, the corrective adjustments shall be made pursuant to and in the order of the subsections in this Section.

(a)	The portion of the Participant’s unmatched Salary Redirection made pursuant to Subsection 3.1(a) shall be returned by distribution to the Participant, with earnings thereon. Any amount so returned shall be disregarded for purposes of the tests in Sections 3.6 and 3.7.

(b)	The portion of the Participant’s matched Salary Redirection made pursuant to Subsection 3.1(a) and his Matching Contributions shall be proportionally reduced to insure compliance with Section 11.5. Any affected Salary Redirection will be distributed to the Participant and shall not be considered for purposes of the tests in Sections 3.6 and 3.7. Any affected Matching Contributions shall be used to reduce future Matching Contributions.

(c)	The Participant’s Profit Sharing Contribution shall be reduced to insure compliance with Section 11.5. Any such amount reduced shall be allocated as of the end of the next Plan Year among the Profit Sharing Contribution Accounts of all other Participants in the same manner as is indicated in Section 3.4.

Section 11.7	Definitions

(a)	Annual Additions means for any Employee in any Plan Year, the sum of Employer Contributions, Salary Redirection and forfeitures allocated to the Employee’s Individual Account, but not Catch-Up Contributions as allowed under Section 3.2 hereof. Amounts allocated to an individual medical account, as defined in Code Section 415(1), which is part of a pension or annuity plan maintained by the Company are treated as Annual Additions to a Defined Contribution Plan. Also, amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee as required by Code Section 419(d), maintained by the Company, are treated as Annual Additions to a Defined Contribution Plan.

(b)	Compensation, for purposes of this Article, shall have the same meaning as assigned to it by Code Section 415 and shall be limited to such amount as required by Code Section 401(a)(17).

(c)	Defined Benefit Plan means a plan established and qualified under Code Section 401, except to the extent it is, or is treated as, a Defined Contribution Plan.

(d)	Defined Contribution Plan means a plan which is established and qualified under Code Section 401, which provides for an individual account for each participant therein and for benefits based solely on the amount contributed to each participant’s account and any income, expenses, gains or losses (both realized and unrealized) which may be allocated to such account.

(e)	Key Employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of any Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of any Employer, or a 1-percent owner of any Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(f)	Permissive Aggregation Group means the Required Aggregation Group and each other plan or plans of an Employer that are not required to be included in the Required Aggregation Group, and which, if treated as being part of such group, would not cause such group to fail to meet the requirements of Code Sections 401(a) and 410.

(g)	Required Aggregation Group means (i)each plan of an Employer in which a Key Employee is a participant; and (ii) each other plan of an Employer which enables any plan in subsection (i) to meet the requirements of Code Sections 401(a)(4) or 410, and (iii) each terminated plan maintained by an Employer within the last five years ending on the determination date for the Plan Year in question and which, but for the fact that it terminated, would be part of a Required Aggregation Group for such Plan Year.

ARTICLE 12

PROVISIONS RELATED TO EMPLOYERS INCLUDED IN THE PLAN

Section 12.1	General

Any Employer that, with the Committee’s consent, adopts this Plan and becomes a party to the Trust Agreement shall be a “Participating Employer.” Participating Employers as of February 1, 2000 are listed on Appendix B to the Plan, and any Participating Employers added in the future shall be so listed as soon as reasonably practicable after the Committee consents to their adoption of this Plan. Each Participating Employer shall be subject to the terms and conditions of this Plan as in effect at the effective date of adoption by the Participating Employer and as subsequently amended from time to time by the Kindred Healthcare, Inc. (for purposes of this section, the “Sponsoring Employer”), subject to such modifications as are set forth in the document evidencing the Participating Employer’s adoption of the Plan. Unless the context of the Plan clearly indicates to the contrary, the terms “Company” and “Employer” shall be deemed to include each Participating Employer as relates to its adoption of the Plan. When an entity ceases to be an “Employer” because it is no longer a part of the Company, or ceases to be managed by an entity in the Kindred Healthcare, Inc. controlled group, the entity shall cease to be a Participating Employer. Section 12.4 shall not apply to such cessation.

Section 12.2	Single Plan

This Plan shall be deemed to be a single plan of all Employers that have adopted this Plan. Employer contributions shall not be accounted for separately, and all Plan assets shall be available to pay benefits to all Participants and their Beneficiaries. Forfeitures shall not be specially allocated to reduce the Matching Contribution obligation of the Employer whose employees suffered the forfeiture. Employees may be transferred among Participating Employer or employed simultaneously by more than one Participating Employer, and no such transfer or simultaneous employment shall effect a termination of employment, be deemed retirement or be the cause of a Forfeiture or a loss of years of Service under this Plan. For purposes of determining years of Service and the payment of benefits upon death or other termination of employment, all Participating Employers shall be deemed one Employer. Any Participant employed by a Participating Employer during a Plan Year who receives any Compensation from a Participating Employer during that Plan Year shall receive an allocation of any Employer Contributions and Forfeitures for the Plan Year in accordance with Article 3 based on his Compensation during that Plan Year.

Section 12.3	Sponsoring Employer as Agent

Each Participating Employer shall be deemed to have designated irrevocably the Sponsoring Employer as its sole agent (1) for all purposes under Section 8 (including fixing the number of members of, and the appointment and removal of, the Committee); (2) with respect to all its relations with the Trustee (including the Trustee’s appointment and removal, and fixing the number of Trustees); and (3) for the purpose of amending this Plan. The Committee shall make any and all rules and regulations which it shall deem necessary or appropriate to effectuate the purpose of this Article 12, and such rules and regulations shall be binding upon the Sponsoring Employer, the Participating Employers, the Participants and Beneficiaries.

Section 12.4	Withdrawal of Employer

Any Participating Employer may withdraw its participation in the Plan by giving written notice to the Administrator stating that it has adopted a separate plan. The notice shall be given at least six months prior to a designated Valuation Date, unless the Committee shall accept a shorter period of notification. Upon request of the withdrawing Participating Employer, the Committee may, but shall not be obligated to, instruct the Trustee to transfer the withdrawing Participating Employer’s interest in the Plan to the Participating Employer’s separate plan in accordance with the following rules: Promptly after the Valuation Date as of which the transfer is to occur, the Committee shall establish the withdrawing Participating Employer’s interest in the Trust Fund, after a reduction for fees and other expenses related to the Participating Employer’s withdrawal. The Trustee shall then, in accordance with the Committee’s instructions, transfer the withdrawing Participating Employer’s interest in the Fund to the trustee or other funding agent of the Participating Employer’s separate plan. Neither the Trustee nor the Committee shall be obligated to transfer or direct the transfer of assets under this Article until they are satisfied as to all matters pertaining to the transfer, including, but not limited to, the tax qualification of the plan into which the transfer will be made. The Committee and the Trustee may rely fully on the representations and instructions of the withdrawing Participating Employer and shall be fully protected and discharged with respect to any transfer made in accordance with such representations or instructions. Any transfer of assets in accordance with this Article shall constitute a complete discharge of responsibility of the Sponsoring Employer, the remaining Participating Employer, their Boards of Directors and officers, and the Trustee without any responsibility on their part collectively or individually to see to the application thereof. The Committee in its sole discretion shall have the right to transfer the withdrawing Participating Employer’s interest in the Fund to the new plan in the form of installments, in cash, or in cash and kind and over a period of time not to exceed one year following the designated Valuation Date as of which the transfer is to occur. Any assets which are invested in accordance with an investment contract or agreement which by its terms precludes the realization upon and distribution of such assets for a stated period of time shall continue to be held by the Trustee under the terms and conditions of this Plan until the expiration of such period, subject to the Committee’s instructions. The Committee may in its sole discretion direct the Trustee to segregate the Accounts of all affected Participants into a separate fund to facilitate transfer, and the Administrator may in its sole discretion direct the Trustee to invest the separate fund only in cash equivalent investments.

Section 12.5	Termination of Participation

The Board of Directors of a Participating Employer may at any time terminate this Plan with respect to its Employees by adopting a resolution to that effect and delivering a certified copy to the Committee. Section 9.2 shall not apply to vest the Individual Accounts of a Participating Company’s Employees upon such termination (unless the termination results in a partial termination of the entire Plan), and the continuation of the Plan by the Sponsoring Employer and other Participating Employers shall not be affected. The termination of the Plan with respect to a Participating Employer’s Employees shall not effect a termination with respect to an Employee of the Sponsoring Employer or another Participating Employer if such Employee was not employed by the terminating Participating Employer on the effective date of the termination, even though he may have been employed by the terminating Participating Employer at an earlier date, and shall not entitle a Participant to a distribution until an actual severance from employment within the meaning prescribed under Code Section 401(k)(2)(B) has occurred, unless distribution follows a termination of the plan under Code Section 401(k)(10) and the Treasury Regulations thereunder. Any fees and other expenses related to a Participating Employer’s termination shall be charged against the Accounts of the affected Participants, if not paid by the terminating Participating Employer.

Section 12.6	Multiple Employer Plan Testing

This Plan covers the employees of employers not considered a controlled group under Code Section 414. Each of the discrimination tests and limitations on contributions in the Plan shall be applied on a controlled group by controlled group basis where required by the Code and applicable Treasury Regulations.

SIGNATURES

IN WITNESS WHEREOF, the Sponsoring Employer has caused this Plan to be executed this 9th day of, December, 2003, but effective January 1, 2003.

KINDRED HEALTHCARE, INC.

By	/s/ Richard E. Chapman
Richard E. Chapman
Title:	Chief Administrative and Information Officer and Senior Vice President

APPENDIX “A”

PAST SERVICE PURSUANT TO SECTION 1.38(b)

Nationwide Care, Inc.—service for all periods from date of hire with this company. Any company for which past service was granted prior to January 1, 1997 under this Plan prior to its restatement, or under The Hillhaven Corporation Deferred Savings Plan

A-1

APPENDIX “B”

PARTICIPATING EMPLOYERS

(as of January 1, 2003)

Partnerships:

Name of Partnership	Partners	Total Direct or Indirect Kindred Ownership

Advanced Respiratory Care d/b/a California Respiratory Care Partnership #2517	Advanced Infusion System, Inc.—51% Alta Bates Medical Center—49%	51%

Foothill Nursing Company Partnership #981	Vencor Operating, Inc.—50% Foothill Skilled Nursing, Inc.—50%	50%

Pharmaceutical Infusion Therapy Partnership #2516	Visiting Nurse Assoc. & Hospice of No. CA—49.01% Advanced Infusion Therapy, Inc.—50.99%	50.99%

Starr Farm Partnership #995	Vencor Operating, Inc.—50% Fletcher Allen Skilled Nursing, LLC—50%	50%

Visiting Nurse Advanced Infusion Systems-Anaheim Partnership #2519	Advanced Infusion Systems, Inc.—50.010% Strategic Health Technologies, Inc.—24.995% Valley Support Services of VNA, Inc.—24.995%	50.010%

Visiting Nurse Advanced Infusion Systems-Newbury Park Partnership #2522	Advanced Infusion Systems, Inc.—51.01% Livingston Memorial VNA-Pharmacy—16.33% Verdugo Hills VNA-Pharmacy—16.33% The Visiting Nurse Service, Inc.—16.33%	51.01%

B-1

Managed Entities:

Facility	Owner	Manager

Holladay Healthcare Center #992	Paul Randle Assoc.	Kindred Nursing Centers West, LLC

Ledgewood #949	Ledgewood Healthcare Corp.	Kindred Nursing Centers East, LLC

Starr Farm #995	Starr Farm Partnership	Kindred Nursing Centers East, LLC

The North Shore Living Center - #977	Sligell Nursing Home Partnership	Kindred Nursing Centers East, LLC

B-2